Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Air Products and Chemicals, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-141336, 333-141337, 333-149813, 333-158102, 333-165563, 333-172889, 333-172890, 333-180122, 333-180123, 333-188643, 333-196000, 333-204387, 333-204388, 333-211476, 333-225016, 333-232847, 333-240038) on Form S-8 and registration statement (No. 333-221729) on Form S-3 of Air Products and Chemicals, Inc. of our report dated 20 November 2018, with respect to the consolidated statements of income, comprehensive income, cash flows, and equity for the year ended 30 September 2018, and the related notes, which report appears in the 30 September 2020 Annual Report on Form 10-K of Air Products and Chemicals, Inc.

/s/ KPMG LLP
Philadelphia, Pennsylvania
19 November 2020